MINOTAUR CAPITAL,INC. ANNOUNCES $1.25 PER SHARE
                    TENDER OFFER FOR NASDAQ TRADED RIDE, INC.
                              (NASDAQ Symbol: RIDE)

Palm Beach Gardens, Fl, April 6, 1999 - Minotaur Capital, Inc. announces that it has undertaken a tender offer of Ride, Inc. (Nasdaq: RIDE) at a price of $1.25 per share (one dollar and twenty five cents per share). The specifics of the tender offer are contained in the Offer to Purchase, Letter of Transmittal and all accompanying documents as required to be filed in Schedule 14D-1 with the Securities and Exchange Commission. Investors are urged to review these documents before making any investment decisions.

RIDE, INC. is a Washington corporation involved in the design, manufacturing and marketing of contemporary sporting goods equipment and apparel for snowboard and wakeboard consumers. For the period ending December 31, 1998 RIDE had approximately forty three million dollars worth of total assets and approximately twenty one million dollars in shareholders' equity. In addition for the six months ended December 31, 1998 RIDE had sales of approximately thirty four million dollars and net income of approximately two million dollars.

Any investors interested in information should contact the person listed herein below or may e-mail a request for information to FeingoldKam@hotmail.com


INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
Certain statements contained in this press release, including, without limitation, statements containing the words "believes," "expects," and words of similar import, constitute "forward-looking" statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Contacts:  David J. Feingold, Esq.
              (561)630-6727